                                                                      EXHIBIT 12

                CABOT CORPORATION AND CONSOLIDATED SUBSIDIARIES
     STATEMENT REGARDING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                      (Dollars in millions, except ratios)


                                                       Six Months
                                                          ended
                                                         March 31                      Years ended September 30
                                                      ------------  ---------------------------------------------------------------
                                                          1999        1998       1997       1996           1995           1994
                                                      ------------  ---------  ---------  ---------   ------------  --------------

Earnings:
   Pre-tax income from continuing operations              $  95.3     $168.0     $117.0     $279.8         $256.0         $ 118.3
   Distributed income of affiliated companies                 1.1        7.5       10.4       11.2           11.7             5.6
   Add fixed charges:
      Interest on indebtedness                               23.0       42.0       43.2       41.7           35.6            41.7
      Portion of rents representative of
         the interest factor                                  2.6        5.1        4.9        4.8            5.5             5.9
                                                          -------     ------     ------     ------         ------         -------
   Income as adjusted                                     $ 122.0     $222.6     $175.5     $337.5         $308.8         $ 171.5

Fixed charges:
   Interest on indebtedness                               $  23.0     $ 42.0     $ 43.2     $ 41.7         $ 35.6         $  41.7
   Portion of rents representative of
      the interest factor                                     2.6        5.1        4.9        4.8            5.5             5.9
                                                          -------     ------     ------     ------         ------         -------

      Total fixed charges                                 $  25.6     $ 47.1     $ 48.1     $ 46.5         $ 41.1         $  47.6

      Ratio of earnings to fixed charges                      4.8        4.7        3.6        7.3            7.5             3.6
                                                          =======     ======     ======     ======         ======         =======
